Exhibit 4(a)(i)

CLIFFORD CHANCE LLP

EXECUTION VERSION

DATED 13 JANUARY 2015

INTERCONTINENTAL HOTELS GROUP PLC

AND CERTAIN OF ITS SUBSIDIARIES

AS BORROWERS AND/OR GUARANTORS

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

AS ORIGINAL LENDER

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

AS FACILITY AGENT

AND

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

AS MANDATED LEAD ARRANGER

$400,000,000

FACILITY AGREEMENT

35.	Confidentiality	89

36.	Counterparts	94

37.	Governing Law	94

38.	Enforcement	94

Schedule 1 The Original Lenders		96

Part A The Original Lenders (other than UK Non Bank Lenders)		96

Part B The Original Lenders (UK Non Bank Lenders)		97

Schedule 2 Conditions Precedent		98

Part A Conditions Precedent to Initial Utilisation		98

Part B Conditions Precedent required to be delivered by an Additional Obligor		100

Schedule 3 Requests		101

Part A Utilisation Request		101

Schedule 4 Form of Transfer Certificate		102

Schedule 5 Form of Accession Letter		105

Schedule 6 Form of Resignation Letter		106

Schedule 7 Form of Compliance Certificate		107

Schedule 8 Security		108

Schedule 9 Timetables		109

Schedule 10 Form of Confidentiality Undertaking		110

Schedule 11 Form of Increase Confirmation		116

THIS AGREEMENT is dated 13 JANUARY 2015

BETWEEN:

(1)	INTERCONTINENTAL HOTELS GROUP PLC incorporated in England and Wales with registration number 05134420 (the “Company”);

(2)	SIX CONTINENTS LIMITED incorporated in England and Wales with registration number 913450 and INTERCONTINENTAL HOTELS LIMITED incorporated in England and Wales with registration number 4551528 (together with the Company, the “Original Borrowers”);

(3)	SIX CONTINENTS LIMITED incorporated in England and Wales with registration number 913450 and INTERCONTINENTAL HOTELS LIMITED incorporated in England and Wales with registration number 4551528 (together with the Company, the “Original Guarantors”);

(4)	BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED as mandated lead arrangers (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(6)	BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED as agent of the other Finance Parties (the “Facility Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services Limited or Fitch Ratings Ltd or P-1 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Accounting Principles” means those accounting principles, standards and practices on which the preparation of the Original Financial Statements was based and those accounting policies which were used in the preparation of those financial statements.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling seven days after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Dollar Amount of its participation in any outstanding Loans; and

(b)	in relation to the Utilisation, the amount of its participation in any Loans that are due to be made on the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Levy” means the United Kingdom bank levy as set out in the Finance Act 2011 (UK), the French taxe bancaire de risque systémique as set out in the Finance Bill 2011 (France) and the German Bank Levy as set out in the German Restructuring Fund Act, as all such legislation stands at the date of this Agreement.

“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Borrowings” has the meaning given to it in Clause 20 (Financial covenants).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Cash” has the meaning given to it in Clause 20 (Financial covenants).

“Cash Equivalents” has the meaning given to it in Clause 20 (Financial covenants).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

“Consolidated Gross Assets” means the consolidated current assets plus consolidated non-current assets of the Group.

“CTA 2009” means the Corporation Tax Act 2009.

“CTA 2010” means the Corporation Tax Act 2010.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollar Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“EBITDA” has the meaning given to it in Clause 20 (Financial covenants).

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Existing Agreement” means the $1,070,000,000 facility agreement dated 7 November 2011 made between, among others, the Borrower, the Guarantors and Bank of America Merrill Lynch International Limited (formerly Banc of America Securities Limited).

“Existing Agreement Lender” means a Lender (as such term is defined) under the Existing Agreement.

“Facility” means the term loan facility made available under this Agreement, as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and an Original Borrower (or the Facility Agent and an Original Borrower) setting out any of the fees referred to in Clause 11.1 (Arrangement fee).

“Finance Document” means this Agreement, the Mandate Letter any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Facility Agent and the Company.

“Finance Party” means the Facility Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock, commercial paper or any similar instrument (entered into or issued primarily as a method of raising finance) provided that, for all purposes under this Agreement (other than for the purposes of Clause 22.5 (Cross default)), any bonds from time to time issued and outstanding under the GBP 750m Bond Programme shall at the relevant time be valued as Financial Indebtedness having regard to the net effect of the marked-to-market value of any related interest and currency hedging arrangements in effect at that time;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required by IFRS to be shown as a borrowing in the audited consolidated balance sheet of the Group;

(g)	for the purpose of Clause 22.5 (Cross default) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable prior to the Termination Date;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but excluding indebtedness owing by a member of the Group to another member of the Group.

“GBP” or “£” means the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland.

“GBP 750m Bond Programme” means the Company’s £750,000,000 Euro Medium Term Note programme as outlined in the prospectus dated 7 July 2011 as amended or extended from time to time.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for US Dollars and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 2 days before the Quotation Day.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment	is made within five Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not prescribed in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for US Dollars and each of which is as of a day which is no more than 2 days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for US Dollars.

“ITA” means the Income Tax Act 2007.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for US Dollars and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan, as the context requires.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Managed Assets” means any assets (including, for the avoidance of doubt, any equity interest in any such asset) of a member of the Group which are sold and become, or remain, the subject of a management or franchise agreement in favour of the Group.

“Mandate Letter” means the mandate letter dated 17 November 2014 between the Company and Bank of America Merrill Lynch International Limited.

“Margin” means at any time the rate per annum determined by reference to the period from the Utilisation Date in accordance with the following table:

Period	Margin (per cent. p.a.)
From and including the Utilisation Date to but excluding the date falling 6 Months after the Utilisation Date	0.60
From and including the date falling 6 Months after the Utilisation Date to and excluding the date falling 12 Months after the Utilisation Date	0.80
From and including the date falling 12 Months after the Utilisation Date to and excluding the date falling 18 Months after the Utilisation Date	1.00

However if at any time an Event of Default is continuing, the Margin shall, until the date such Event of Default ceases to be continuing, be 1.00 per cent. per annum;

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Obligors (taken as a whole) to perform and comply with their payment obligations under any Finance Document; or

(b)	the ability of the Company to perform and comply with its obligations under Clause 20 (Financial covenants).

“Material Subsidiary” means, at any time, any Subsidiary of the Company:

(a)	whose gross assets represent 5 per cent. or more of Consolidated Gross Assets or whose EBITDA represents 5 per cent. or more of consolidated EBITDA of the Group, in each case, as calculated by reference to the latest financial statements of such Subsidiary (which shall be audited if such statements are prepared by that Subsidiary) and the latest audited consolidated financial statements of the Group adjusted in such manner as the auditors of the Company may determine (which determination shall be conclusive in the absence of manifest error) (i) to reflect the gross assets and EBITDA of any person which has become or ceased to be a member of the Group since the end of the financial year to which the latest audited consolidated financial statements of the Group relate where such adjustment is requested by the Company and (ii) so that for the purposes of this definition, the gross assets of the relevant Subsidiary shall be calculated on the same basis as Consolidated Gross Assets are calculated and/or, as the case may be, EBITDA of the relevant Subsidiary shall be calculated on the same basis as consolidated EBITDA for the Group (but, in each case, relating only to the relevant Subsidiary) and making such adjustments and eliminations as are required to show the same as the contribution of the relevant Subsidiary to Consolidated Gross Assets and/or, as the case may be, consolidated EBITDA of the Group; or

(b)	to which is transferred all or substantially all of the business, undertaking or assets of a Subsidiary which immediately prior to such transfer is a Material Subsidiary, whereupon the transferor Subsidiary shall cease to be a Material Subsidiary and the transferee Subsidiary shall become a Material Subsidiary under this sub-paragraph (b) upon the completion of such transfer.

Any determination made by the auditors of the Company as to whether a Subsidiary of the Company is or is not a Material Subsidiary at any time shall be conclusive in the absence of manifest error.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c), if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Services Inc.

“Net Borrowings” has the meaning given to it in Clause 20 (Financial covenants).

“Net Interest Payable” has the meaning given to it in Clause 20 (Financial covenants).

“New Lender” has the meaning given to it in Clause 23.1 (Assignments and transfers by the Lenders).

“NZD” means the lawful currency for the time being of New Zealand.

“Obligor” means the Company, a Borrower or a Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2013.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Project Finance Indebtedness” means Financial Indebtedness (in respect of which Security has been given) incurred by a member of the Group (a “Project Group Member”) for the purposes of financing the acquisition, construction, development and/or operation of an asset (a “Project Asset”) where the provider of the Financial Indebtedness has no recourse against any member of the Group, except for recourse to:

(a)	the Project Asset of the Project Group Member or receivables arising from the Project Asset;

(b)	a Project Group Member for the purpose of enforcing Security given by it so long as:

(i)	the recourse is limited to recoveries in respect of the Project Asset; and

(ii)	if the Project Asset does not comprise all or substantially all of the business of that Project Group Member, the provider of the Financial Indebtedness does not have the right to take any steps towards its winding up or dissolution or the appointment of a liquidator, administrator, receiver or similar officer or person, other than in respect of the Project Asset or receivables arising therefrom; or

(c)	a member of the Group to the extent only of its shareholding in a Project Group Member.

“Project Group Member” has the meaning given to it in the definition of Project Finance Indebtedness provided that the principal assets and business of such member of the Group is constituted by Project Assets and it has no other Financial Indebtedness except Project Finance Indebtedness.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Quotation Day” means, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days.

“Reference Banks” means, in relation to LIBOR the principal London offices of such banks as may be appointed by the Facility Agent in agreement with the Company (such agreement not to be unreasonably withheld).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US Dollars for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

“Relevant Interbank Market” means the London interbank market.

“Relevant Period” has the meaning given to it in Clause 20 (Financial covenants).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.4 (Power and authority), paragraph (a) of Clause 18.6 (No default) and Clause 18.8 (Pari passu ranking).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) US Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on the Thomson Reuters ICE Libor rates – LIBOR01 page of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

“Security” means a mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance entered into for the purpose of securing any obligation of any person.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and, for the purpose of Clause 20 (Financial covenants) and in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006, but in this Agreement “Subsidiary” shall for all purposes exclude each Project Group Member.

“Super-Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments immediately prior to the reduction).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by an Obligor to pay or any delay in paying by an Obligor any of the same).

“Termination Date” means, subject to Clause 6.2 (Extension of the Repayment Date) the date which is 6 Months after the date of the Utilisation Date.

“Total Commitments” means the aggregate of the Lenders’ Commitments being $400,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Dollars” or “$” means the lawful currency for the time being of the United States of America.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Guarantor”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a “subsidiary” has the meaning given to it in section 1159 of the Companies Act 2006 and “subsidiary undertaking” has the same meaning given to it in section 1162 of the Companies Act 2006;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a US Dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Facility Agent after the effective date of a cancellation of:

(i)	all or part of the Commitments of a Lender in accordance with Clause 7.5 (Right of repayment and cancellation in relation to, or replacement of, a single Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments may be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender and the Facility Agent shall execute an Increase Confirmation within five Business Days of receipt by it of an Increase Confirmation duly executed by the Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company may (but shall be under no obligation to) pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(e)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, if relevant, any Utilisation Request), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including, without limitation, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities guaranteed or otherwise), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ agent or given to the Obligors’ agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ agent and any other Obligor, those of the Obligors’ agent shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the Utilisation if on or before the Utilisation Date for that Utilisation, the Facility Agent has received all of the documents and other evidence listed in Part A (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Facility Agent of the duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office by no later than 2.30pm.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

Subject to Clause 6.2 (Extension of the Repayment Date) below, the Borrower shall repay the aggregate Loans in full on the Termination Date (“Repayment Date”).

6.2	Extension of the Repayment Date

In this Agreement:

“Extended Repayment Date” means the date which is six Months after the Repayment Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Extension Fee” means 0.075% flat of the amount of the Facility (to be paid within five Business Days of the Repayment Date).

“Second Extended Repayment Date” means the date which is six Months after the Extended Repayment Date, or if such date is not a Business Day, the immediately preceding Business Day.

“Second Extension Fee” means 0.125% flat of the amount of the Facility (to be paid within five Business Days of the Extended Repayment Date):

(a)	The Finance Parties shall extend the Repayment Date to the Extended Repayment Date if each of the following conditions are satisfied on or before the Repayment Date:

(i)	the Borrower delivers an unconditional and irrevocable extension request in writing to the Facility Agent not more than 15 Business Days prior to the Termination Date; and

(ii)	no Default is outstanding on the date of the request referred to in paragraph (i) above or on the Termination Date or would result from the extension of the Repayment to the Extended Repayment Date.

(b)	Following an extension of the Facility in accordance with Clause 6.2 (a) (Extended Repayment Date), the Finance Parties shall extend the Extended Repayment Date to the Second Extended Repayment Date if each of the following are satisfied on or before the Extended Repayment Date:

(i)	the Borrower delivers an unconditional and irrevocable extension request in writing to the Facility Agent not more than three months before and not less than 15 days prior to the Extended Repayment Date; and

(ii)	no Default is outstanding on the date of the request referred to in paragraph (i) above or on the Extended Repayment Date or would result from the extension of the Extended Repayment Date to the Second Extended Repayment Date.

6.3	Payment of extension fees

(a)	If the Repayment Date is extended to the Extended Repayment Date pursuant to paragraph (a) of Clause 6.2 (Extension of the Repayment Date), the Borrower or the Company shall pay to the Agent (for the account of each Lender) the Extension Fee within five Business Days of the Repayment Date.

(b)	If the Extended Repayment Date is extended to the Second Extended Repayment Date pursuant to paragraph (b) of Clause 6.2 (Extension of the Repayment Date), the Borrower or the Company shall pay to the Agent (for the account of each Lender) the Second Extension Fee within five Business Days of the Extended Repayment Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If at any time any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation; and

(iii)	if a Lender so requires and notifies the Facility Agent within 30 days of the Company notifying the Facility Agent of the event, the Facility Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” has the meaning given to it in section 1124 of the CTA 2010.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

7.3	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice in writing, cancel the whole or any part (being a minimum amount of $40,000,000 and in multiples of $10,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans

A Borrower to which a Loan has been made, may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice in writing, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of $40,000,000 and in multiples of $10,000,000).

7.5	Right of repayment and cancellation in relation to, or replacement of, a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2(c) (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of:

(w)	cancellation of the Commitment of that Lender; and/or

(x)	its intention to procure the repayment of that Lender’s participation in the Loans; and/or

(y)	its intention to procure the repayment of that Lender’s participation in the Loans to the specified Borrower in relation to which an event referred to in paragraphs (i) or (ii) above has occurred; and/or

(z)	its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice referred to in paragraph (a) above (other than one providing only for repayment of the Lender’s participation in the Loans to a specified Borrower), the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower (or, as the case may be, the specified Borrower) to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replacement pursuant to this Clause 7.5 (but subject to the other provisions of this Agreement) of a Lender which is the Facility Agent shall not affect its role as the Facility Agent; and

(iii)	any Lender replaced pursuant to this Clause 7.5 shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document.

7.6	Replacement of a Non-Consenting Lender

(a)	In this Clause 7.6, “Non-Consenting Lender” means any Lender which does not agree to a consent, waiver or amendment if:

(i)	the Company or the Facility Agent has requested a consent under or waiver or amendment of any provision of any Finance Document;

(ii)	that consent, waiver or amendment requires the agreement of all the Lenders; and

(iii)	the Super-Majority Lenders have agreed to that consent, waiver or amendment.

(b)	If any Lender becomes a Non-Consenting Lender, the Company may, if it gives the Facility Agent and that Lender not less than 5 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations at par to a new or existing Lender willing to accept that transfer and acceptable to the Company and the remaining Lenders.

(c)	The replacement of a Lender pursuant to this Clause 7.6 shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replacement of a Non-Consenting Lender must take place no later than 180 days after the earlier of (A) the date the Non-Consenting Lender notified the Facility Agent of its refusal to agree to the relevant consent, waiver or amendment and (B) the deadline (being not less than 15 Business Days after the Lender received the request for the relevant consent, waiver or amendment) by which the Non-Consenting Lender failed to reply to that request;

(iii)	any Lender replaced pursuant to this Clause 7.6 shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and

(iv)	any replacement pursuant to this Clause 7.6 (but subject to the other provisions of this Agreement) of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

7.7	Restrictions

(a)	Any notice of cancellation, prepayment or replacement given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(f)	If all or part of a Loan is repaid or prepaid, an amount of the Commitments will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (f) shall reduce the Commitments of the Lenders rateably.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond:

(i)	the Termination Date;

(ii)	if the Repayment Date is extended pursuant to paragraph (a) of Clause 6.2 (Extension of Repayment Date), the Extended Repayment Date; or

(iii)	if the Extended Repayment Date is extended pursuant to paragraph (b) of Clause 6.2 (Extension of Repayment Date), the Second Extended Repayment Date.

(d)	A Loan has one Interest Period only.

(e)	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:

(i)	US Dollars; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of “LIBOR”.

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:

(i)	US Dollars; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)	Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for US Dollars and for a period equal in length to the Interest Period of that Loan.

(f)	Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for US Dollars or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event within 5 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 5 Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 10.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.5	Break Costs

(a)	Each Borrower shall, within five Business Days of a demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with its demand provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Arrangement fee

The Company shall (or the Company shall procure that an Obligor shall) pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Ticking fee

The Company shall (or the Company shall procure that an Obligor shall) pay to the Arranger a ticking fee in the amount and at the times agreed in the Mandate Letter.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1Part A (The Original Parties (Other than UK Non-Bank Lenders)), and

(A)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(ii)	where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Increase Confirmation and

(A)	where the Borrower is a Borrower as at the relevant Transfer Date or Increase Date (as set out in the relevant Increase Confirmation), is filed with HM Revenue & Customs within 30 days of that Transfer Date or Increase Date; or

(B)	where the Borrower is not a Borrower as at the relevant Transfer Date or Increase Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA 2009; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company; or

(C)	a Treaty Lender ; or

(iii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain exemption from United Kingdom taxation on interest (subject to the completion of any necessary procedural formalities).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Schedule 1Part B (The Original Parties (UK Non-Bank Lenders)); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Increase Confirmation or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender; and:

(A)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate (assuming the completion of all necessary procedural formalities by the Obligor) that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below; or

(v)	the Tax Deduction is required as a result of a direction under regulation 9(b) of SI 1970/488 and the application of regulation 9(b) to that Lender does not result from a change after it became a Lender in (or the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities (including completing and submitting appropriate documents to the applicable tax authorities) necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1Part A (The Original Parties (Other than UK Non-Bank Lenders)); and

(B)	a New Lender or Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(iii)	Each Lender severally warrants to the Company that it is a Qualifying Lender on the date it becomes a Party to this Agreement. If at any time after this Agreement is entered into any Lender becomes aware that it is not and will not or will cease to be a Qualifying Lender, it shall promptly notify the Facility Agent and the Company.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Facility Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

12.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party; or

(iii)	to the extent that such loss, liability or cost has not been notified to the Company by the relevant Finance Party within two Months of such Finance Party becoming aware of the existence of the same.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall promptly notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 12.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made after the date of this Agreement; or (iii) the implementation of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount and reasonable details of the basis therefor.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3(b) (Tax indemnity) applied);

(iii)	attributable to the negligence or wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(v)	without prejudice to the exception set out in paragraph (ii) above, attributable to the implementation or application of or compliance with any Bank Levy or any law or regulation which implements any Bank Levy (whether such implementation, application or compliance is by a government or a regulator or by a Finance Party or any of its Affiliates).

In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default; or

(b)	acting or relying on any notice, request or instruction made by an Obligor which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall promptly on demand pay the Facility Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them (subject to a maximum in respect of legal fees as agreed with the Company) in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Facility Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Facility Agent in evaluating, negotiating or complying with that request.

16.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party, on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets breach of which would have a Material Adverse Effect.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (or, in each case, will be when required).

18.6	No default

(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

18.7	Financial statements

(a)	The Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	The Original Financial Statements fairly represent the consolidated financial condition and operations of the Group during the relevant financial period.

(c)	There has been no material adverse change in the business or financial condition of the Group since 31 December 2013.

18.8	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.9	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, could be reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.10	No misleading information

(a)	Any written factual information provided by or on behalf of any member of the Group for the purposes of the entry into of this Agreement by a Finance Party, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred since the date of delivery of, or been omitted from, the factual information referred to in paragraph (a) above and no information has been given or withheld that results in the information referred to in paragraph (a) being untrue or misleading in any material respect.

(c)	The representations and warranties in this Clause 18.10 are made by the Company only.

18.11	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the financial statements of each Obligor for that financial year (which shall be audited if that Obligor produces audited financial statements); and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its consolidated financial statements for that financial half year.

19.2	Compliance Certificate

(a)	The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out:

(i)	(in reasonable detail) computations as to compliance with Clause 20 (Financial covenants); and

(ii)	an updated list of Material Subsidiaries,

in each case, as at the date at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by a director or an authorised signatory on behalf of the Company.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to paragraph (a) of Clause 19.1 (Financial statements) shall be certified by an authorised signatory on behalf of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements of the Group delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS and it shall deliver to the Facility Agent:

(i)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements; and

(ii)	a description of any change necessary for those financial statements to reflect the Applicable Accounting Principles upon which the Original Financial Statements were prepared.

(c)	Any reference in this Agreement to the financial statements of the Group delivered pursuant to Clause 19.1 (Financial statements) shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles and, if applicable, any amendments pursuant to paragraph (d) below.

(d)	The Company may at any time notify the Facility Agent that there has been a change in accounting practices applied or accounting principles in force in relation to a set of financial statements from the Applicable Accounting Principles upon which the Original Financial Statements were prepared, in which case the Company and the Facility Agent shall negotiate in good faith for not less than 30 days with a view to agreeing:

(i)	any amendments to Clause 19.1 (Financial statements) and any of the definitions of terms used therein as are necessary to provide the Lenders and the Company comparable protection to that contemplated at the date of this Agreement; and

(ii)	any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of different accounting practices or principles does not result in any material alteration to the commercial effect of the obligations of any Obligor under this Agreement.

If amendments satisfactory to the Majority Lenders (acting reasonably) are so agreed in writing by the Company and the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement.

19.4	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request except to the extent that disclosure of the information would breach any law regulation, stock exchange requirement or duty of confidentiality.

19.5	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default and the steps, if any, being taken to remedy it promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by a director or authorised signatory on its behalf certifying that no Default is continuing (or if continuing, specifying the steps, if any, being taken to remedy it).

19.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than five Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.	FINANCIAL COVENANTS

20.1	Financial Condition

The Company shall ensure that:

(a)	the ratio of EBITDA to Net Interest Payable for each Relevant Period will not be less than 3.50:1; and

(b)	the ratio of Net Borrowings as at the last day of each Relevant Period to EBITDA for that Relevant Period will not be more than 3.50:1, where EBITDA for the purpose of this covenant shall be adjusted to take into account the pro forma impact of any acquisitions or disposals (other than disposals of Managed Assets) made during the Relevant Period by a member of the Group.

20.2	Financial covenant calculations

For the purposes of this Agreement, Borrowings (including Financial Indebtedness for the purpose of calculating Borrowings), EBITDA, Net Borrowings and Net Interest Payable shall be:

(a)	calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles of the Company and shall be expressed in the currency in which the relevant financial statements of the Group delivered under Clause 19.1 (Financial statements) are presented; and

(b)	extracted (except as needed to reflect the terms of this Clause 20) from the financial statements of the Group delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).

20.3	Definitions

In this Agreement:

“Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on redemption) of the Financial Indebtedness of members of the Group, other than:

(a)	any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness;

(b)	any Project Finance Indebtedness; and

(c)	any indebtedness referred to in paragraphs (i) and (j) of the definition of Financial Indebtedness except to the extent any such obligation or liability specified in such paragraphs has been provided for in the financial statements of the Group delivered under Clause 19.1 (Financial statements) or is disclosed as a contingency in the notes thereto and is quantified, and deducting, to the extent included, amounts attributable to interests of third parties in members of the Group.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with IFRS as applicable to the Original Financial Statements.

“Cash” means any credit balances on any deposit, savings, current or other account, and any cash in hand, which is:

(a)	freely withdrawable on demand;

(b)	not subject to any Security (other than permitted pursuant to Clause 21.3 (Negative pledge));

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to an Obligor in the United Kingdom.

“Cash Equivalents” means short-term, highly liquid investments that are readily convertible to known amounts of cash and which have contractual maturities of three months or less (including, for the avoidance of doubt, any money market instruments, investments in money market funds and repo agreements).

“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:

(a)	before taking into account:

(i)	Net Interest Payable;

(ii)	Tax; and

(iii)	all exceptional items; and

(b)	after adding back all amounts provided for depreciation and amortisation; and

(c)	deducting, to the extent included, amounts attributable to interests of third parties in members of the Group.

“Net Borrowings” means, as at any particular time, Borrowings less Cash and Cash Equivalents.

“Net Interest Payable” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges accrued by the Group in that Relevant Period in respect of Borrowings including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by:

(i)	deducting interest income of the Group in respect of that Relevant Period;

(ii)	adding back the net amount payable (or deducting the net amount receivable) by members of the Group in that Relevant Period as a result of close-out or termination of any interest or (so far as they relate to interest) currency hedging activities;

(iii)	adding back the amount payable as a premium on any bond buy-back by members of the Group in that Relevant Period;

(iv)	deducting, to the extent included, the amount payable by members of the Group in that Relevant Period for arrangement or related fees in respect of Borrowings including, for the avoidance of doubt, any unamortised fees to be written-off in respect of the Existing Agreement (to include, for the avoidance of doubt, underwriting, syndication and fees of a similar nature); and

(v)	deducting, to the extent included, the amount of interest and other finance charges attributable to interests of third parties in members of the Group and adjusting, as appropriate, the additions or deductions specified in paragraphs (i) to (iv) (inclusive) above as a consequence of interests of third parties in members of the Group, but shall exclude in relation to the Relevant Period (A) net mark-to-market gains or losses on revaluation of financial instruments, and (B) for the avoidance of doubt, any amount of interest paid to the Group’s loyalty programme on the accumulated balance of cash received in advance of the redemption of loyalty points awarded.

“Relevant Period” means:

(a)	each financial year of the Company; and

(b)	each period beginning on the first day of the second half of a financial year of the Company and ending on the last day of the first half of its next financial year.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any Security listed in Schedule 8 (Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any cash management, netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of business;

(v)	any Security resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(vi)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement to the extent that:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(vii)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, to the extent that:

(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(viii)	any Security created pursuant to any Finance Document;

(ix)	any title transfer or retention of title arrangement entered into by any member of the Group in the ordinary course of business;

(x)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of business as security for indebtedness to a bank or financial institution directly relating to the goods or documents over which that pledge exists;

(xi)	any Security over cash or other investments for bank guarantees given in the ordinary course of trading securing liabilities of up to, in aggregate, $100,000,000 (or its equivalent in any other currency or currencies) or to meet any margin requirement in respect of derivative transactions;

(xii)	any Security resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(xiii)	any Security securing Project Finance Indebtedness;

(xiv)	any Security provided in relation to the InterContinental executive top-up scheme securing liabilities of up to, in aggregate, $100,000,000 (or its equivalent in any other currency or currencies);

(xv)	any Security replacing any Security permitted under paragraph (i) above or this paragraph (xv) and securing the same indebtedness or obligations whose principal amount does not exceed the maximum principal amount secured, or which could be secured, by the replaced Security when it is replaced;

(xvi)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (xv) above) does not exceed an amount equal to $150,000,000 (or its equivalent in any other currency or currencies); or

(xvii)	any other Security created or outstanding with the prior consent of the Majority Lenders.

21.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset of the Group (each a “Disposal”).

(b)	Paragraph (a) above does not apply to any Disposal:

(i)	made in the ordinary course of day-to-day business of the disposing entity;

(ii)	of assets in exchange for or to be replaced within 12 months (or committed within 12 months to be replaced and actually replaced within 24 months) by other assets comparable or superior as to type, value and quality;

(iii)	of assets which are obsolete or redundant;

(iv)	which constitutes the payment of cash for any purpose not prohibited by any Finance Document;

(v)	by any member of the Group to another member of the Group;

(vi)	which constitutes any short term investment of funds not immediately required in the Group’s business and the realisation of those investments;

(vii)	which constitutes the making of a lawful distribution;

(viii)	of assets which become Managed Assets following such Disposal;

(ix)	of assets (i) acquired by a member of the Group or (ii) owned by an entity which is acquired by a member of the Group, in each case as permitted by the terms of this Agreement, which become the subject of a Disposal on arm’s length terms to a person who is not a member of the Group within the period of twelve Months following the date of the relevant acquisition;

(x)	where the proceeds of that Disposal (net of fees, transaction costs and Taxes) (or such smaller amount having regard to other Disposals which are permitted to be made pursuant to the other sub-paragraphs of this paragraph (b)) are (within the period of 12 months following receipt of those proceeds) applied (or committed within the period of 12 months following receipt of those proceeds to be applied (and actually applied within the period of 18 months following receipt of those proceeds)) in or towards capital expenditure of the Group;

(xi)	where any member of the Group has applied funds in or towards capital expenditure of the Group within the period of 12 months prior to the receipt of the proceeds of that Disposal and where the amount so applied is at least equal to the proceeds of that Disposal (net of fees, transaction costs and Taxes) or, to the extent it is less than those proceeds, the balance is attributed to, or applied pursuant to, another sub-paragraph of this paragraph (b);

(xii)	where an amount equal to the proceeds of that Disposal (net of fees, transaction costs and Taxes) (or such smaller amount having regard to other Disposals which are permitted to be made pursuant to the other sub-paragraphs of this paragraph (b)) is used in or towards a permanent reduction of Financial Indebtedness of the Group;

(xiii)	to which the Majority Lenders have consented; or

(xiv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other Disposal, to the extent not permitted under any of paragraphs (i) to (xiii) above, effected during any financial year), does not exceed an amount equal to $225,000,000 (or its equivalent in any other currency or currencies) in any financial year.

21.5	Subsidiary Indebtedness

(a)	The Company shall ensure that the portion of Financial Indebtedness which is borrowed or incurred by Subsidiaries that are not Guarantors under this Agreement shall not at any time exceed the aggregate of:

(i)	$400,000,000 (or its equivalent in any other currency or currencies); and (but without double counting)

(ii)	$400,000,000 (or its equivalent in any other currency or currencies) (provided such amount relates exclusively to Financial Indebtedness specified in paragraphs (i) and (j) of the definition of Financial Indebtedness), and provided that Financial Indebtedness for the purpose of this Clause 21.5 shall exclude:

(A)	amounts borrowed under this Agreement;

(B)	qualifying amounts specified in paragraph (b) below which are secured as permitted pursuant to paragraphs (b)(vi) or (vii) of Clause 21.3 (Negative pledge) or otherwise is outstanding for the period of up to 6 months following the relevant acquisition;

(C)	amounts which would be included as Financial Indebtedness due to a change in IFRS after the date of this Agreement but would not be treated as Financial Indebtedness using Applicable Accounting Principles; and

(D)	amounts which are incurred in connection with the arrangements described in paragraphs (b)(ii) or (b)(iii) of Clause 21.3 (Negative pledge).

(b)	Where a member of the Group acquires an asset or a company after the date of this Agreement in respect of which Financial Indebtedness is outstanding (other than Project Finance Indebtedness), where:

(i)	that Financial Indebtedness was not created in contemplation of the acquisition of that asset or company; and

(ii)	that Financial Indebtedness has not increased in contemplation of or since that acquisition,

then that Financial Indebtedness shall be permitted and be in addition to the threshold numbers specified in paragraph (a) above.

21.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that anticipated to be carried on at the date of this Agreement but this shall not prevent any member of the Group engaging in any ancillary or related business.

21.7	Insurance

The Company shall or shall procure that other members of the Group shall, maintain insurances on and in relation to the business and assets of the Group with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by a prudent group of companies located in the same or similar locations and carrying on a similar business to that of the Group.

21.8	Acquisitions

No Obligor shall (and the Company shall ensure that no other member of the Group will) complete (without the approval of the Majority Lenders which shall not be unreasonably withheld or delayed) any acquisition (whether through a single transaction or series of related transactions with the same party or with parties connected with one another) where the consideration for the acquisition exceeds 25 per cent. of the Group’s market capitalisation at the time of the London Stock Exchange market close on the Business Day falling immediately prior to the date of formal announcement of such acquisition by the Company.

21.9	Disposal of Receivables

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its trade receivables.

(b)	Paragraph (a) above does not apply to any sale, transfer or other disposal of any of its receivables where the aggregate face value of all such receivables that are outstanding at any time does not exceed $70,000,000 (or its equivalent in any other currency or currencies).

21.10	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any such transaction between Obligors or Obligors and other persons provided that, in each case, the surviving entity is (or, as the case may be, becomes) a Guarantor and/or a Borrower (as the case may be).

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 (other than Clause 22.13 (Acceleration)) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 days of the earlier of Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to a misrepresentation or misstatement is/are capable of remedy and is/are remedied within 20 days of the Facility Agent giving notice to the Company requiring such remedy or (if earlier) the Company becoming aware of the failure to comply.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than $50,000,000 (or its equivalent in any other currency or currencies) and Financial Indebtedness for the purposes of this Clause 22.5 shall exclude, in each case, Project Finance Indebtedness.

22.6	Insolvency

(a)	An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared or takes effect in respect of all or a material part (or a particular type of) the indebtedness of an Obligor or a Material Subsidiary.

22.7	Insolvency proceedings

(a)	Any corporate action or legal proceeding is taken (subject to paragraph (d) below) for the winding-up or dissolution of an Obligor or Material Subsidiary, or the appointment of a liquidator, administrator, administrative receiver, compulsory manager or other similar officer is appointed in respect of, an Obligor or Material Subsidiary other than for a solvent winding-up, dissolution or liquidation of an Obligor (other than the Company or the Guarantors) or a Material Subsidiary.

(b)	Any corporate action or legal proceeding is taken (subject to paragraph (d) below), or an agreement is entered into or proposed by an Obligor or Material Subsidiary, for the suspension of payments by, a moratorium of any indebtedness of, or a general composition, compromise or assignment for the benefit of the creditors of, an Obligor or Material Subsidiary.

(c)	A receiver, administrative receiver, compulsory manager or other similar officer is appointed in respect of an Obligor or Material Subsidiary or any of its assets, or any Security is enforced over an Obligor’s or Material Subsidiary’s assets, having an aggregate value of and in respect of indebtedness aggregating not less than $50,000,000 (or its equivalent in any other currency or currencies).

(d)	A person presents a petition for the winding up, liquidation, dissolution, administration or suspension of payments of an Obligor or Material Subsidiary except:

(i)	where such petition is being contested in good faith and by appropriate means and is in any event dismissed within 30 days of its presentation; or

(ii)	where such presentation is frivolous or vexatious or an abuse of process and is in any event dismissed within 30 days of its presentation.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or Material Subsidiary having an aggregate value of and in respect of indebtedness aggregating at least $50,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 30 days.

22.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

22.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

22.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	Cessation of business

An Obligor ceases to carry on its business except pursuant to a reconstruction, amalgamation, merger or consolidation on solvent terms or, for the avoidance of doubt, by way of a disposal.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or, following the occurrence of an Event of Default which is continuing, to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless:

(i)	the assignment or transfer is to an Affiliate of an Existing Lender, an Existing Agreement Lender or an Affiliate of an Existing Agreement Lender and the Existing Lender has consulted with the Company for a period of no less than five Business Days prior to the assignment or transfer;

(ii)	following the occurrence of an Event of Default which is continuing; or

(iii)	such assignment or transfer is made in accordance with the terms of the Mandate Letter.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	A partial transfer by a Lender shall be in a minimum amount of $10,000,000.

(d)	An assignment will only be effective on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply, in relation to Clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Clause 12.2(g)(ii)(B) (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

23.3	Transfer by sub-participation

Where a Lender proposes to enter into a sub-participation (whether funded or unfunded) where as a result of the sub-participation such Lender would no longer retain absolute discretion with regard to the exercise of votes under the Finance Documents, then unless the sub-participation is to be entered into with an Affiliate of the Lender or an existing Lender, the Company’s consent shall be required to the extent so required when applying Clause 23.2 (Conditions of assignment or transfer) mutatis mutandis in respect of such sub-participation.

23.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,000.

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.9 (Pro rata interest settlement), the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

23.7	Copy of Transfer Certificate or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

23.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor in relation to a charging, assignment or creation of Security in favour of a central bank or federal reserve, or with the agreement of the Company (acting reasonably) in relation to a charging, assignment or creation of Security in favour of any other entity, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all Lenders (acting reasonably) approve the addition of that Subsidiary and which they shall do so if that Subsidiary is a wholly owned subsidiary incorporated in the United Kingdom or in the same jurisdiction as an existing Borrower;

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance reasonably satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

24.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	that Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Majority Lenders have consented to the Company’s request (which they shall do if in relation to any Subsidiary of the Company, Clause 21.5 (Subsidiary Indebtedness) is being complied with at such time).

25.	ROLE OF THE FACILITY AGENT AND THE ARRANGER

25.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Facility Agent shall provide to the Company (i) every six months, starting with the date falling six Months from the date of this Agreement and (ii) in any event within three Business Days of a request by the Company, a list (which may be in electronic form) setting out the names of the Lenders as at the date of response or as at the date of that request (as the Company may elect), their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

(g)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Facility Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below and without prejudice to the provisions of paragraph (e) of Clause 28.11 (Disruption to Payment Systems, etc.), the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

25.10	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent with the consent of the Company (such consent not to be unreasonably withheld or delayed) unless the successor Facility Agent is an Arranger or an Affiliate thereof, in which case the consent of the Company shall not be required.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

25.12	Replacement of the Facility Agent

(a)	Subject to paragraph (b) below, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent (acting through an office in the United Kingdom).

(b)	The Facility Agent may only be replaced with the consent of the Company (such consent not to be unreasonably withheld or delayed) unless the successor Facility Agent is an Arranger or an Affiliate thereof, in which case the consent of the Company shall not be required.

(c)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

25.14	Relationship with the Lenders

(a)	Subject to Clause 23.9 (Pro rata interest settlement), the Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in agreement with the Company, such agreement not to be unreasonably withheld) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.6 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

28.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 28.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 25.12 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 28.2 (Distributions by the Facility Agent).

28.6	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless all Lenders have agreed to that Obligor making such payments with set-off or counterclaim.

28.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (acting reasonably and after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably and after consultation with the Company).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11 save to the extent the relevant damage, cost or loss (as the case may be) is caused by the fraud of the Facility Agent; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

Without prejudice to the normal rights of the Finance Parties at law, after the occurrence of an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Obligor of any such set-off or conversion.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

30.6	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender or an Obligor and the Facility Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender or, as appropriate, the relevant Obligor and the Facility Agent:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender or an Obligor and the Facility Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or an Obligor to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)	The ability of an Obligor to use electronic communications is without prejudice to its obligation to submit any Utilisation Request, Accession Letter, Resignation Letter or Compliance Certificate in the form required under this Agreement or any other document or notice which requires the signature of any director or authorised signatory of an Obligor.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is prima facie evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, and the Company may effect, on behalf of any Obligor, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	Subject to Clause 34.3 (Replacement of Screen Rate), an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “LIBOR” or “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), or this Clause 34; or

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger or a Reference Bank may not be effected without the consent of the Facility Agent or the Arranger or that Reference Bank.

(c)

If a Lender fails to respond or vote in relation to a request for a consent, waiver, amendment or other vote under the Finance Documents (a “Request”) within twenty-five Business Days (unless any Borrower and the Facility Agent agree a longer time period in relation to any request) of that Request being made, (i) with respect to any Request that does not require the consent of all

Lenders pursuant to paragraph (a) of this Clause 35.2, in ascertaining whether the Majority Lenders or any other given percentage of the Total Commitments has been obtained, that Lender’s Commitments shall not be included (for the avoidance of doubt, for the purposes of calculating both (A) the Total Commitments and (B) the aggregate Commitments of Lenders voting in favour of such Request) and (ii) with respect to any Request requiring the consent of all Lenders pursuant to paragraph (a) of this Clause 35.2, that Lender shall be deemed to have declined to consent to such Request (and the requested consent, waiver, amendment or other vote shall not become effective); provided, however, that if the Super-Majority Lenders have agreed to the Request, the Company may exercise its rights under Clause 8.6 (Replacement of a Non-Consenting Lender) with respect to such Lender as if it were a Non-Consenting Lender.

34.3	Replacement of Screen Rate

(a)	Subject to Clause 34.2(b) (Exceptions), if the Screen Rate is not available for US Dollars, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to US Dollars in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

(b)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 5 Business days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information and to use all reasonable endeavours to ensure that any person to whom that Finance Party passes any Confidential Information (unless disclosed in accordance with paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information)) acknowledges and complies with the provisions of this Clause 35 as if that person were bound by it.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose, on a need-to-know basis:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors and partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it transfers (or may potentially transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers for the purpose of that actual or potential assignment or transfer;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers for the purpose of that actual or potential sub-participation or transaction;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above for the purpose of that transaction;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes in connection with the Finance Documents;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	the amount of such Finance Party’s Commitment;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Company,

as may be required to be disclosed to enable such rating agency to perform its normal corporate loan rating activities in relation to the Finance Documents.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility ;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to (i) paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function or (ii) paragraph (b)(vi) of Clause 35.2 (Disclosure of Confidential Information); and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).

35.7	Continuing obligations

The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Company

INTERCONTINENTAL HOTELS GROUP PLC

By:

Name: Paul Edgecliffe - Johnson

Title: Director

Address: Broadwater Park, Denham, Buckinghamshire UB9 5HR

Fax No: 01895 512101

Attention: The Company Secretary

cc: The Treasurer

Fax No: 01283 514767

The Original Borrowers

INTERCONTINENTAL HOTELS GROUP PLC

By:

Name: Paul Edgecliffe - Johnson

Title: Director

Address: Broadwater Park, Denham, Buckinghamshire UB9 5HR

Fax No: 01895 512101

Attention: The Company Secretary

cc: The Treasurer

Fax No 01283 514767

INTERCONTINENTAL HOTELS LIMITED

By:

Name: Nicolette Henfrey

Title: Director

Address: Broadwater Park, Denham, Buckinghamshire UB9 5HR

Fax No: 01895 512 101

Attention: The Company Secretary

cc: The Treasurer

Fax No 01283 514767

SIX CONTINENTS LIMITED

By:

Name: Nicolette Henfrey

Title: Director

Address: Broadwater park, Denham, Buckinghamshire UB9 5HR

Fax No: 01895 512 101

Attention: The Company Secretary

cc: The Treasurer

Fax No: 01283 514767

The Original Guarantors

INTERCONTINENTAL HOTELS GROUP PLC

By:

Name: Paul Edgecliffe - Johnson

Title: Director

INTERCONTINENTAL HOTELS LIMITED

By:

Name: Nicolette Henfrey

Title: Director

SIX CONTINENTS LIMITED

By:

Name: Nicolette Henfrey

Title: Director

The Arrangers

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:

Name: Adam Lawrence

Title: Vice President

Address: 2 King Edward Street, London, ECIA 1HQ

Fax No: 0207 996 8547

Attention: Adam Lawrence

Telephone No: 0207 995 6896

E-mail address: ADAM.M.LAWRENCE@BAML.COM

The Original Lenders

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:

Name: Tarun Mehta

Title: Director

Address: 2 King Edward Street, London, EC1A 1HQ

Fax No: 0207 976 8547

Attention:

The Facility Agent

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:

Name: Kevin Day

Title: Vice President

Address: 2 King Edward Street, London, EC1A 1HQ , United Kingdom

Fax No: + 4420 8313 2149

Attention: Loans Agency

The exhibits and schedules to this bank facility agreement have been omitted from the filing. The following is a list of omitted exhibits and schedules and a brief description of each. InterContinental Hotels Group PLC agrees to furnish to the Securities and Exchange Commission, upon its request, a copy of any such omitted exhibits and schedules:

Schedule 1 The Original Lenders

Schedule 2 Conditions Precedent

Schedule 3 Requests

Schedule 4 Form of Transfer Certificate

Schedule 5 Form of Accession Letter

Schedule 6 Form of Resignation Letter

Schedule 7 Form of Compliance Certificate

Schedule 8 Security

Schedule 9 Timetables

Schedule 10 Form of Confidentiality Undertaking

Schedule 11 Form of Increase Confirmation